Exhibit 99.9

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K (the “Form 8-K”) filed by AEON BioPharma, Inc. with the Securities and Exchange Commission (the “SEC”) on July 27, 2023 and, if not defined in the Form 8-K, the Proxy Statement. Unless the context otherwise requires, “AEON” refers to AEON BioPharma, Inc. prior to the Closing, and “Priveterra” refers to Priveterra Acquisition Corporation prior to the Closing.

The following unaudited pro forma condensed consolidated combined financial information presents the combination of the financial information of Priveterra and AEON adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of Priveterra was derived from the unaudited financial statements of Priveterra as of and for the six months ended June 30, 2023 and the audited financial statements of Priveterra for the year ended December 31, 2022. The historical financial information of AEON was derived from the unaudited condensed consolidated financial statements of AEON as of and for the six months ended June 30, 2023 and the audited consolidated financial statements of AEON for the year ended December 31, 2022. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of Priveterra and AEON, respectively, and should be read in conjunction with the audited historical financial statements and related notes. This information should be read together with Priveterra’s and AEON’s audited financial statements and related notes, the sections titled “Priveterra Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations of Priveterra” and “AEON Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information as filed in the Company’s proxy statement/prospectus on May 9, 2023.

The unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2023 combines the historical balance sheet of Priveterra and the historical consolidated balance sheet of AEON on a pro forma basis as if the Business Combination and the related transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2023. The unaudited pro forma condensed consolidated combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 combine the historical statement of operations of Priveterra and historical consolidated statement of operations of AEON for such periods on a pro forma basis as if the Business Combination and the transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. There were no pro forma adjustments required to eliminate activities between the companies.

These unaudited pro forma condensed consolidated combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed consolidated combined financial information.

Description of the Business Combination

On December 12, 2022, Priveterra entered into the Business Combination Agreement, pursuant to which the Business Combination between Priveterra and AEON was effected in two steps. At July 21, 2023, “the Closing”, the merger was effected by Merger Sub merging with and into AEON, with AEON surviving such merger as the surviving entity. Upon consummation of the Business Combination, AEON became a wholly owned subsidiary of Priveterra. Priveterra then changed its name to “AEON Biopharma, Inc.”

On January 6, 2023, Priveterra and AEON entered into Committed Financing Arrangements with Alphaeon 1 LLC and Daewoong Co., LTD, pursuant to which each agreed to purchase $15.0 million and $5.0 million, respectively, worth of shares of Class A Common Stock, at a purchase price of $7.00 per share as detailed in the Committed Financing Agreements.

On June 8, 2023, Priveterra and AEON entered into an additional Committed Financing Arrangement with Alphaeon 1 LLC, pursuant to which Alphaeon 1 LLC agreed to purchase $20.0 million worth of shares of Class A Common Stock, at a purchase price of $7.00 per share as detailed in the Committed Financing Agreements.

On June 29, 2023, Priveterra and AEON entered into the Forward Purchase Agreements, each of the Sellers. Pursuant to the terms of the Forward Purchase Agreements, the Sellers purchased 236,236 shares of Class A Common Stock from redeeming shareholders, and an additional 6,038,764 shares of Common Stock were purchased from Priveterra. In order to fund such purchases, Counterparty paid to the Sellers the Prepayment Amount of $66.7 million directly from the Trust Account.

The “Valuation Date” will be the earlier to occur of (a) the date that is two years after the Closing Date pursuant to the Business Combination Agreement, by and among Priveterra, Merger Sub and Target; (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least 6 months after the Closing Date, the VWAP Price is less than the Reset Price Floor.

In all other cases, the settlement amount shall be a cash amount equal to the Number of Shares as of the Valuation Date which are registered for resale under an effective resale Registration Statement or may be transferred without any restrictions pursuant to an exemption from the registration requirements of Section 5 of the Securities Act, including as a result of the satisfaction of the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act, multiplied by the volume weighted daily VWAP Price over the Valuation Period.

On June 29, 2023, Priveterra entered into separate subscription agreements (the “New Money PIPE Subscription Agreements” and together with the FPA Funding Amount PIPE Subscription Agreements, the “PIPE Subscription Agreements” or the “PIPE”) with each of ACM ASOF VIII Secondary-C LP, the Polar Affiliate and certain other investors (collectively, the “New Money PIPE Investors”). Pursuant to the New Money PIPE Subscription Agreements, the New Money PIPE Investors subscribed for and purchased, and Priveterra issued and sold to the New Money PIPE Investors, on the Closing Date, an aggregate of 1,001,000 shares of Priveterra Common Stock for a purchase price of $7.00 per share, for aggregate gross proceeds of $7.0 million.

On June 29, 2023, the Sponsor entered into separate letter agreements (each, “Letter Agreement” and collectively, the “Letter Agreements”) with each of ACM ASOF VIII Secondary-C LP and Polar. Pursuant to the Letter Agreements, in the event that the Transfer VWAP for the shares of Priveterra Common Stock purchased pursuant to the New Money PIPE Subscription Agreements that are Transferred during the Measurement Period (the “Transferred PIPE Shares”) is less than $7.00 per share, then (i) ACM ASOF VIII Secondary-C LP and Polar shall be entitled to receive a number of additional shares of Priveterra Common Stock that have been registered for resale by the Company under an effective resale registration statement pursuant to the Securities Act, under which ACM ASOF VIII Secondary-C LP and Polar may sell or transfer such shares of Priveterra Common Stock in an amount that is equal to the lesser of (A) a number of shares of Priveterra Common Stock equal to the Make-Whole Amount divided by the VWAP (measured as of the date the Additional Shares are Transferred to ACM ARRT J LLC or Polar, as applicable) and (B) 400,000 shares of Priveterra Common Stock (the “Additional Shares”) and (ii) Sponsor shall promptly (but in any event within fifteen (15) business days) after the Measurement Date, transfer the Additional Shares to ACM ASOF VIII Secondary-C LP or Polar, as applicable. For the avoidance of doubt, in the event the Transfer VWAP for the Transferred PIPE Shares is equal to or more than $7.00 per share, then neither ACM ASOF VIII Secondary-C LP nor Polar shall be entitled to any Additional Shares. “Make-Whole Amount” means an amount equal to the product of (A) $7.00 minus the Transfer VWAP multiplied by (B) the number of Transferred PIPE Shares.

On April 27, 2023, Priveterra and AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares.

Effective immediately after the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining 50% of the Founder Shares and 100% of the Private Placement Warrants are not subject to such restrictions and forfeiture provisions. The Contingent Founder Shares shall vest, and shall become free of the provisions as follows:

•	1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date;

•	1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date; and

•	1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date.

The Sponsor shall not, and hereby waives any right to, vote the Contingent Founder Shares during any period of time that such Contingent Founder Shares are subject to vesting.

On June 6, 2023, Priveterra held the Meeting, at which time the Priveterra shareholders approved the Business Combination Agreement, among other matters.

The consideration paid at Closing by Priveterra to AEON security holders was payable in shares of Class A Common Stock subject to the Exchange Ratio.

Following the Closing, in addition to the consideration received at the Closing and as part of the overall Merger Consideration, certain AEON Stockholders (the “Participating AEON Stockholders”) will be issued a portion of up to 16,000,000 additional shares of Class A Common Stock, as follows:

•	1,000,000 shares of Class A Common Stock, in the aggregate, if, on or before June 30, 2025 (as it may be extended, the “Migraine Phase 3 Outside Date”), AEON shall have commenced a Phase 3 clinical study for the treatment of chronic migraine or episodic migraine, which Phase 3 clinical study will have been deemed to commence upon the first subject having received a dose of a Company Product in connection with such Phase 3 clinical study (such 1,000,000 shares of Class A Common Stock, the “Migraine Phase 3 Contingent Consideration Shares”); and

•	4,000,000 shares of Class A Common Stock, in the aggregate, if, on or before November 30, 2026 (as it may be extended, the “CD BLA Outside Date”), AEON shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of cervical dystonia (such 4,000,000 shares of Class A Common Stock, the “CD BLA Contingent Consideration Shares”);

•	4,000,000 shares of Class A Common Stock, in the aggregate, if, on or before June 30, 2029 (as it may be extended, the “Episodic Migraine Outside Date”), AEON shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of episodic migraine (such 4,000,000 shares of Class A Common Stock, the “Episodic Migraine Contingent Consideration Shares”); provided that in the event the satisfaction of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares occurs prior to the satisfaction of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then the number of Episodic Migraine Contingent Consideration Shares shall be increased to eleven million (11,000,000) shares of Class A Common Stock; and

•	7,000,000 shares of Class A Common Stock, in the aggregate, if, on or before June 30, 2028 (as it may be extended, the “Chronic Migraine Outside Date”, and together with the Migraine Phase 3 Outside Date, the CD BLA Outside Date and the Episodic Migraine Outside Date, the “Outside Dates”), AEON shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of chronic migraine (such 7,000,000 shares of Class A Common Stock, the “Chronic Migraine Contingent Consideration Shares”); provided that in the event that the number of Episodic Migraine Contingent Consideration Shares is increased to eleven million (11,000,000), then the number of Chronic Migraine Contingent Consideration Shares shall be decreased to zero and no Contingent Consideration Shares will be issued in connection with the satisfaction of the conditions to the issuance of the Chronic Migraine Contingent Consideration Shares.

•	In the event that AEON licenses any of its products (except in connection with migraine or cervical dystonia indications) to a third-party licensor for distribution in the U.S. market (a “Qualifying License”) prior to the satisfaction of (x) the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares and (y) the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then upon the entry of AEON into such Qualifying License, two million (2,000,000) shares of Class A Common Stock shall become due and payable to AEON Stockholders and the number of Episodic Migraine Contingent Consideration Shares and (A) the number of Episodic Migraine Contingent Consideration Shares shall be reduced by one million (1,000,000) or by two million (2,000,000) and (B) the number of Chronic Migraine Contingent Consideration Shares shall be reduced by one million (1,000,000), but not below zero.

AEON accounts for the Contingent Consideration Shares as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). AEON determined that the Contingent Consideration Shares were not indexed to New AEON’s stock and therefore are classified as a liability. The unaudited pro forma condensed combined financial information reflects the fair value of the Contingent Consideration liability, but does not reflect pro forma adjustments on a per share basis for the Contingent Consideration Shares because the contingencies have not yet been met and because the Contingent Consideration Shares would be anti-dilutive.

The issuance of such Contingent Consideration Shares would dilute the value of all shares of New AEON common stock outstanding at the time of issuance. Assuming the current capitalization structure, the 1,000,000 Phase 3 Migraine Contingent Consideration Shares that would become vested if, on or before June 30, 2025, AEON has commenced a Phase 3 clinical study for the treatment of chronic or episodic migraines, would represent approximately 4% of total shares outstanding for the redemption scenarios set forth. Assuming the current capitalization structure, the 4,000,000 BLA Cervical Success Contingent Consideration Shares that would become vested if, on or before November 30, 2026, AEON has received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of cervical dystonia, would represent approximately 16% of total shares outstanding for the redemption scenarios set forth. Assuming the current capitalization structure, the 4,000,000 BLA Episodic Success Contingent Consideration Shares that would become vested if, on or before June 30, 2029, AEON has received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of episodic migraines, would represent approximately 16% of total shares outstanding for the redemption scenarios set forth. Assuming the current capitalization structure, the 7,000,000 BLA Chronic Success Contingent Consideration Shares that would become vested if, on or before June 30, 2028, AEON has received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of chronic migraines, would represent approximately 28% of total shares outstanding for the redemption scenarios set forth. If all redemption scenarios set forth are met, assuming current capitalization structure, Contingent Consideration Shares would represent approximately 64% of total shares outstanding.

Each share of AEON capital stock, if any, that is owned by Priveterra, Merger Sub, or AEON, or any of their subsidiaries (as treasury stock or otherwise) was automatically cancelled and extinguished without any conversion or consideration.

At the Effective Time, each issued and outstanding share of AEON common and preferred stock (other than any such shares of AEON common and preferred stock cancelled as described above and any dissenting shares) was converted into the right to receive (1) a number of shares of New AEON common stock equal to the Merger Consideration, and (2) Contingent Consideration Shares as, and subject to the contingencies, described above.

Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time was converted into and became one newly issued share of New AEON common stock as the surviving corporation in the merger.

At the Effective Time, each outstanding option to purchase shares of AEON common stock and restricted stock unit were converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of New AEON common stock equal to the number of shares subject to such option or a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such restricted stock units prior to the Effective Time, which will vest into shares of New AEON common stock equal to the number of shares subject to such or restricted stock unit prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of New AEON common stock equal to the exercise price per share of AEON common stock subject to such option or restricted stock unit divided by the Exchange Ratio.

Effective as of immediately prior to the Effective Time, each outstanding warrant to purchase shares of AEON capital stock was exercised in accordance with the terms of the relevant agreements governing such warrants.

Extension Proposal

On February 10, 2023, Priveterra filed a proxy statement detailing a Special Meeting held to approve the Extension Amendment from its shareholders to amend the Company’s Existing Charter to extend from February 11, 2023 to August 11, 2023, the date by which, if the Company had not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company would have been required to: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares; and (iii) as promptly as reasonably possible following such redemption, liquidate and dissolve.

The submission of the Extension Amendment to amend Priveterra’s Existing Charter entitled holders of public shares to redeem their shares for their pro rata portion of the funds held in the trust account established at the time of the Priveterra initial public offering. In connection with the Special Meeting, as of February 10, 2023, 25,597,728 shares of Priveterra Class A Common Stock were redeemed.

Business Combination Approval

On July 5, 2023, Priveterra held a Special Meeting to confirm final approval of the Business Combination Agreement. In connection with the Special Meeting, 1,681,348 shares of Priveterra Class A Common Stock were redeemed.

The following summarizes the pro forma ownership of Class A Common Stock of New AEON following the Business Combination:

	Number of Shares	Percentage of Outstanding Shares
AEON Stockholders (1)(2)(3)	22,218,452	65.9%
Public Stockholders (4)(5)(6)(7)	607,160	1.8%
Sponsor (8)(9)	3,527,586	10.5%
PIPE Investors (10)	7,351,000	21.8%
Pro forma Class A Common Stock as of June 30, 2023	33,704,198	100.0%

(1) Excludes (i) 16,000,000 Contingent Consideration Shares as the Contingent Consideration conditions have not yet been met, (ii) 3,515,218 shares issuable in connection with outstanding AEON options, (iii) 3,839,892 shares available for issuance pursuant to the Incentive Plan, (iv) 488,146 shares available for issuance pursuant to the ESPP, (v) 77,586 shares (as calculated pursuant to the Exchange Ratio) held by Priveterra parties, and (vi) 1,041,565 unvested Restricted Stock Units issued to AEON shareholders.
(2) Includes 5,797,611 shares issuable on the Closing in connection with Committed Financing Agreements. If disaggregated, Interim Financing Investors would hold approximately 17.2%.
(3) Includes 127,801 Restricted Stock Units issued to AEON shareholders subject to accelerated vesting as of the Closing.
(4) Excludes 9,200,000 shares issuable on exercise of Public Warrants.
(5) Reflects the redemption of 25,597,782 shares of Priveterra Class A Common Stock in connection with the Special Meeting on February 10, 2023 and 1,445,112 shares of Priveterra Class A Common Stock in connection with the Special Meeting held on July 3, 2023.
(6) Includes 50,000 shares issued to Priveterra service providers as payment of transactions fees.
(7) Includes 236,236 shares purchased from redeeming shareholders by ACM and subsequently resold on public markets.
(8) Excludes 3,450,000 Contingent Founder Shares as defined by the Sponsor Support Agreement.
(9) Includes 77,586 AEON Company Shares (as calculated pursuant to the Exchange Ratio) held by Priveterra parties. Excludes 5,280,000 Private Placement Warrants. If all potential sources of dilution were exercised and converted into Class A Common Stock, the Sponsor and related parties would hold approximately 22.6%.
(10) Includes 1,001,000 shares purchased pursuant to the New Money PIPE Subscription Agreements.

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer.

The Business Combination was accounted for using the asset acquisition method in accordance with U.S. GAAP. Under this method of accounting, Priveterra was considered to be the accounting acquirer based on the terms of the Business Combination Agreement. Upon consummation of the Business Combination, the cash on hand resulted in the equity at risk being considered insufficient for AEON to finance its activities without additional subordinated financial support. Therefore, AEON was considered a Variable Interest Entity (“VIE”) and the primary beneficiary of AEON was treated as the accounting acquirer. Priveterra holds a variable interest in AEON and owns 100% of AEON’s equity. Priveterra was considered the primary beneficiary as it retained the obligation to absorb the losses and/or receive the benefits of AEON that could have potentially been significant to AEON. The merger was accounted for as an asset acquisition as substantially all of the fair value was concentrated in IPR&D, an intangible asset. AEON’s assets (except for cash) and liabilities were measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use expensed.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, except share and per share data)

	Priveterra Acquisition Corp. (Historical)	AEON Biopharma, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$441	$2,603	$26,000	B	$25,933
			3,317	C
			(8,133)	D
			(4,229)	E
			(1,000)	L
			6,934	N
Prepaid expenses and other current assets	151	59	—		210
Total current assets	592	2,662	22,889		26,143
Property and equipment, net	—	382	—		382
Operating lease right-of-use assets	—	382	—		382
Other assets	—	34	—		34
Investments held in Trust Account	21,193	—	(17,876)	A	—
			(3,317)	C
Total assets	$21,785	$3,460	$1,696		$26,941

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$6,961	$6,345	$(6,961)	D	$3,784
			(2,561)	E
Franchise tax payable	16	—	—		16
Promissory note – related party	1,000	—	(1,000)	L	—
Excise tax payable	424	—	—		424
Income tax payable	1,060	—	—		1,060
Accrued clinical trials expenses	—	5,099	—		5,099
Accrued compensation	—	1,591	—		1,591
Other accrued expenses	—	1,871	1,256	F	3,127
Current portion of convertible notes payable	—	73,433	(14,000)	B	—
			(59,433)	K
Total current liabilities	9,461	88,339	(82,699)		15,101
Convertible notes payable	—	60,932	(60,932)	K	—
Operating lease liability	—	130	—		130
Warrant liabilities, less current portion	1,336		—		1,336
Forward purchase agreement derivative liability	—	—	37,876	M	37,876
Contingent consideration liability	—	—	168,325	I	168,325
Deferred underwriters' discount	1,256	—	(1,256)	F	—
Total liabilities	12,053	149,401	61,314		222,768

Class A common stock subject to redemption	21,193	—	(17,876)	A	—
			(3,317)	G
Convertible preferred stock	—	137,949	(137,949)	H	—

Stockholders' equity (deficit)
Common Stock	—	14	(14)	H	—
Class A Common Stock	—	—	—	G	3
			—	I
			—	J
			2	K
			1	M
			—	N
Class B Common Stock	1	—	(1)	J	—
Additional paid-in capital	32	204,384	40,000	B	270,280
			(1,172)	D
			3,317	G
			(350,325)	H
			180,032	I
			1	J
			120,363	K
			66,714	M
			6,934	N
Subscription receivable	—	—	(66,715)	M	(66,715)
Accumulated deficit	(11,494)	(507,857)	(1,668)	E	(399,395)
			507,857	H
			(348,357)	I
			(37,876)	M
Treasury stock	—	(23)	23	H	—
Total stockholders' equity (deficit)	(11,461)	(303,482)	119,116		(195,827)
Non-controlling interest	—	19,592	(19,592)	H	—
Total deficit	$(11,461)	$(283,890)	$99,524		$(195,827)
Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	$21,785	$3,460	$1,696		$26,941

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30 , 2023

(in thousands, except share and per share data)

	Priveterra Acquisition Corp. (Historical)	AEON Biopharma, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Expenses
Research and development	$—	$18,230	$—		$18,230
Selling, general and administrative	5,270	8,787	1,628	E.1	15,685
Total expenses	5,270	27,017	1,628		33,915

Operating loss	(5,270)	(27,017)	(1,628)		(33,915)

Other income (expense)
Interest income from investments held in Trust Account	1,902	—	(1,902)	A.1	—
Unrealized gain on change in fair value of warrants	(667)	—	—		(667)
Gain on extinguishment of deferred underwriters' discount	200	—	—		200
Change in fair value of convertible notes	—	(6,110)	6,110	B.1	—
Other income (loss), net	—	109	—		109
Total other income (expense)	1,435	(6,001)	4,208		(358)

Income (loss) before provision for income taxes	(3,835)	(33,018)	2,580		(34,273)
Provision for income taxes	(496)	—	—		(496)
Net income (loss)	$(4,331)	$(33,018)	$2,580		$(34,769)

Net loss per share (Note 5)
Basic and diluted weighted average shares outstanding, Class A common stock	7,559,570	138,825,356			33,704,198
Basic and diluted net loss per share	$(0.30)	$(0.24)			$(1.03)
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	—			—
Basic and diluted net loss per share	$(0.30)	—			—

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Priveterra Acquisition Corp. (Historical)	AEON Biopharma, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Expenses
Research and development	$—	$34,754	$362,406	C.1	$397,160
Selling, general and administrative	3,326	13,675	6,617	E.1	23,618
Total expenses	3,326	48,429	369,023		420,778

Operating loss	(3,326)	(48,429)	(369,023)		(420,778)

Other income (expense)
Interest income from investments held in Trust Account	3,707	—	(3,707)	A.1	—
Unrealized gain on change in fair value of warrants	6,715	—	—		6,715
Gain on extinguishment of deferred underwriters' discount	163	—	—		163
Change in fair value of convertible notes	—	(4,416)	4,416	B.1	—
Loss on issuance of derivative contract	—	—	(37,876)	F.1	(37,876)
Other income (loss), net	—	289	—		289
Total other income (expense)	10,585	(4,127)	(37,167)		(30,709)

Income (loss) before provision for income taxes	7,259	(52,556)	(406,190)		(451,487)
Provision for income taxes	(883)	—	589	D.1	(294)
Net income (loss)	$6,376	$(52,556)	$(405,601)		$(451,781)

Net loss per share (Note 5)
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	138,825,356			33,704,198
Basic and diluted net loss per share	$0.18	$(0.38)			$(13.40)
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	—			—
Basic and diluted net loss per share	$0.18	—			—

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Note 1.    Basis of Presentation

The Business Combination has been accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Priveterra has been treated as the “accounting acquirer” and AEON as the “accounting acquiree” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been accounted for as an asset acquisition as substantially all of the fair value is concentrated in IPR&D, an intangible asset. AEON’s assets (except for cash) and liabilities were measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed. The fair value measurements utilize estimates based on key assumptions of the Business Combination, including historical and current market data. The unaudited pro forma adjustments included herein were adjusted from previous estimates as additional information became available and as additional analyses were performed. The final purchase price allocation will be determined subsequent to the Merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

The unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2023 gives effect to the Business Combination and related transactions as if they had been completed on June 30, 2023. The unaudited pro forma condensed consolidated combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had been completed on January 1, 2022. This period is presented on the basis that Priveterra is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that Priveterra management believes are reasonable under the circumstances. The unaudited condensed consolidated combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. Priveterra management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial information.

The unaudited pro forma condensed consolidated combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Priveterra and AEON.

Note 2.    Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify differences between the accounting policies of the two entities that would have had a material impact on the unaudited pro forma condensed consolidated combined financial information. As a result, the unaudited pro forma condensed consolidated combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed consolidated combined financial statements, certain reclassifications were made to align Priveterra’s financial statement presentation with that of AEON.

Preferred Stock Conversion

At the Effective Time, all shares of AEON preferred stock outstanding were converted into shares of New AEON common stock.

Accounting for Stock Option and Restricted Stock Units Conversion

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options and restricted stock units. As of the Effective Time, each AEON option or restricted stock unit prior to the business combination that was then outstanding was converted into an option to purchase shares of New AEON common stock or restricted stock unit upon substantially the same terms and conditions as are in effect with respect to such option or restricted stock unit immediately prior to the Effective Time, subject to specific terms and conditions. Depending on the fair value measurement of the replacement awards and vesting conditions, either all or a portion of the fair value-based measure of the replacement awards were included in measuring the consideration transferred in the asset acquisition. As there is a decrease in fair value measurement of the replacement awards as compared to the historical awards, no amount was included in consideration transferred.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Note 3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed consolidated combined financial statements reflect an estimated preliminary purchase price of approximately $348.4 million comprised of equity consideration of approximately $178.9 million, the fair value of the Contingent Consideration Shares of approximately $1.2 million, and Priveterra transaction costs of $1.5 million.

The table below represents the total preliminary purchase price (dollars in thousands, except share data):

Number of Class A Common Stock of the combined company issued	16,500,000
Multiplied by the Priveterra Share Value, as of the Close	$10.84
Total	$178,860
Estimated fair value of Contingent Consideration Shares	168,325
Priveterra transaction costs	1,172
Total purchase price	$348,357

For purposes of this pro forma analysis, the above purchase price has been allocated based on the relative fair value of the fair value of assets and liabilities acquired (in thousands):

Purchase Price Allocation:
Net working capital (excluding cash)	$(14,847)
Long-term assets	798
Acquired in-process research and development	362,406
Net assets acquired	$348,357

The guidance in ASC 805 requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test was met as Priveterra determined that substantially all of the fair value was concentrated in the acquired IPR&D. The fair value of the IPR&D was determined to be approximately $362.4 million before the purchase price was allocated among the assets and liabilities acquired, as shown above.

IPR&D represents the R&D assets of AEON which were in-process, but not yet completed, and which Priveterra has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Note 4. Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed consolidated combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed consolidated combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Priveterra has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated combined financial information. There were no pro forma adjustments required to eliminate activities between the companies.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the period presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed consolidated combined statement of operations are based upon the number of shares of New AEON Class A Common Stock outstanding, assuming the Business Combination and related transactions occurred on the beginning of the earliest period presented. The pro forma basic and diluted earnings per share amounts exclude the impact of the Contingent Consideration Shares as the Contingent Consideration conditions have not yet been met and because the contingent shares would be anti-dilutive.

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet:

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2023 are as follows:

A.	Reflects the redemption of 1,681,348 shares of Priveterra Class A Common Stock for aggregate redemption payments of $17.9 million using a redemption price of $10.63 per share, of which 236,236 shares are to be re-issued as part of the Forward Purchase Agreement, as referenced in adjustment (M).

B.	Reflects the proceeds from 5,797,611 shares of Priveterra Class A Common Stock to be purchased pursuant to the Committed Financing Agreements entered into on January 6, 2023 and June 8, 2023 for $20.0 million and $20.0 million respectively, totaling $40.0 million. Of that $40.0 million, AEON had received $14.0 million as of June 30, 2023, which was included in the current portion of convertible notes payable on AEON’s historical condensed consolidated balance sheet.

C.	Reflects the reclassification of the remaining marketable securities of $3.3 million held in the trust account to cash and cash equivalents.

D.	Represents Priveterra’s transaction costs, included within the purchase price (Note 3), of $8.2 million inclusive of advisory, banking, printing, legal, accounting fees and other professional fees that were incurred as a direct and incremental part of the Business Combination. $1.2 million of these costs were incurred at Closing and will be recorded within additional paid-in capital. The $7.0 million of estimated transaction costs incurred prior to Closing will be expensed as incurred. Of the transaction costs incurred prior to Closing, $7.1 million was already incurred and reflected in the historical financial statements of Priveterra, of which $0.1 million has already been paid.

E.	Represents AEON’s transaction costs of $7.1 million inclusive of advisory, banking, legal and other professional fees that are expensed as a part of the Business Combination within accumulated deficit. Of the transaction costs, $5.5 million was already incurred and reflected in the historical financial statements of AEON, of which $2.9 million has already been paid.

F.	Reflects the reclassification of $1.3 million in deferred underwriting fee payable reflected within the historical financial statements of Priveterra, as the fee was not settled at Closing.

G.	Reflects the reclassification of the remaining $3.3 million of Priveterra Class A Common Stock subject to possible redemption to permanent equity.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

H.	Reflects the elimination of AEON’s outstanding equity and temporary equity comprised of 21,257,708 shares of preferred stock and 138,825,356 shares of common stock, par value of $0.0001, accumulated deficit of $507.9 million, 22,821 shares of treasury stock, and $19.6 million in non-controlling interest, reflected as an increase in additional paid-in capital.

I.	Reflects the Merger Consideration, including the estimated fair value of 16,500,000 shares of Class A Common Stock, estimated transaction costs, and the estimated fair value of the Contingent Consideration for AEON participating stockholders (Note 3), as well as the adjustment to accumulated deficit for the acquired IPR&D as follows:

December 31, 2022
(in thousands)
Expensed IPR&D acquired (C.1)	$362,406
Net working capital (excluding cash)	(14,847)
Long-term assets	798
Total adjustment to accumulated deficit (I)	$348,357

AEON has preliminarily determined that the Contingent Consideration for AEON participating stockholders is not indexed to AEON’s own stock and is therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma estimated fair value of the Contingent Consideration for AEON participating stockholders was calculated as the cumulative probability-adjusted valuation of the milestones. The probability adjusted valuation of each milestone was determined by applying a range of probabilities of success or failure to an estimated stock price assuming such success or failure. The probabilities of success or failure for each milestone ranged from zero to 95% and were provided as management’s estimates, based on certain factors, such as the unpredictable nature of clinical trial outcomes and regulatory review, the meaningfully de-risked nature of ABP-450 CMC and its clinical profile, the impact on subsequent milestones of not achieving initial milestones and the potential impact of future financings.

J.	To reflect the conversion of 3,450,000 of the 6,900,000 shares of Priveterra Class B Common Stock to New AEON Class A Common Stock. The 3,450,000 Contingent Founder Shares are subject to certain vesting conditions, and are therefore not considered outstanding. This is reflected as an adjustment to additional paid-in capital to reflect converted shares and contingent shares.

K.	Represents the settlement of the outstanding AEON convertible notes. $21.1 million of the convertible notes will be settled in exchange for issuance of shares in related party entities. The remaining convertible notes will convert into shares of New AEON Class A Common Stock, in contemplation of the Business Combination and based on the fair value as of June 30, 2023. Final adjustment will reflect the then current fair value.

L.	Represents the repayment of promissory notes issued by Priveterra to the Sponsor at the Closing.

M.	Represents the Forward Purchase Agreement. Per the Forward Purchase Agreement, the Seller will purchase 6,275,000 New AEON Class A Common Stock (inclusive of the Recycled Shares) for an aggregate payment of $66.7 million. Pursuant to the Forward Purchase Agreement, New AEON will pay the Prepayment Amount to the Seller in the amount of $66.7 million. As net proceeds for the shares issued are $0, the shares are reflected as having been issued in exchange for subscription receivable and a related derivative instrument. Based on declines in share prices, the Company could receive less cash than the Prepayment Amount. The Prepayment Amount, reduced by the economics of the downside taken on by the Company is reflected as a derivative liability in the amount of $37.9 million.

The accounting for the forward purchase agreement derivative liability, and the final fair value, are still under evaluation and may be subject to change.

The difference between the Prepayment Amount and fair value of the forward purchase derivative agreement asset is recorded through earnings as a one-time charge reflecting the cost of entering the Forward Purchase Agreement, as referenced in adjustment (F.1).

N.	Represents the net proceeds from the Seller of $6.9 million for 1,001,000 shares of Priveterra Class A Common Stock at a price of $7.00 per share in connection with the New Money PIPE Subscription Agreements. Equity issuance costs of $0.1 million are presented as a reduction of proceeds.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed consolidated combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 are as follows:

A.1	Reflects elimination of investment income on the trust account.

B.1	Reflects the reclassification of the AEON convertible notes liabilities to equity as of January 1, 2022 and the elimination of changes in the fair value of the convertible notes recorded in the statement of operations as referenced in adjustment (K).

C.1	Reflects the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Note 3). These costs are non-recurring. These amounts changed since the last filing due to changes in assumptions related to the purchase price allocation, as detailed in Note 3.

D.1	Reflects the impact of reversal of the income tax expense incurred by Priveterra, resulting in the deferred tax liability, that would not have been incurred due to AEON’s unrecognized deferred tax assets.

E.1	Reflects estimated AEON option and AEON restricted stock unit compensation expense of $6.6 million and $1.6 million for the year ended December 31, 2022 and for the six months ended June 30, 2023, respectively. Compensation expense in the unaudited pro forma condensed combined statements of operations assumes the Business Combination occurred on January 1, 2022 and includes $1.7 million related to restricted stock units vested at Closing, $1.7 million related to options vested at the Closing and, $1.5 million and $0.7 million, respectively, for the year ended December 31, 2022 and for the six months ended June 30, 2023, related to the restricted stock units that vest over a derived remaining service period, and $1.8 million and $0.9 million, respectively, for the year ended December 31, 2022 and for the six months ended June 30, 2023, related to the options that vest over a derived remaining service period which is assumed to begin on January 1, 2022, the first day of the fiscal period presented.

F.1	Reflects the one time charge related to the recognition of the forward purchase agreement derivative liability in adjustment (M).

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the period presented.

The following has been prepared to present the net loss per share with respect to the redemptions of Class A Common Stock by Priveterra Stockholders at the time of the Business Combination for the six months ended June 30, 2023:

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

	Six Months Ended June 30, 2023 (1)	Twelve Months Ended December 31, 2022 (1)

	(in thousands, except share and per share data)
Pro forma net loss	$(34,769)	$(451,781)
Weighted average shares outstanding - basic and diluted	33,704,198	33,704,198
Net loss per share - basic and diluted	$(1.03)	$(13.40)
Excluded securities:(2)
SPAC Private Placement Warrants	5,280,000	5,280,000
SPAC Public Warrants	9,200,000	9,200,000
AEON Options	3,515,218	3,515,218
AEON Restricted Stock Units	1,041,565	1,041,565
Contingent Consideration Shares	16,000,000	16,000,000
Contingent Founder Shares	3,450,000	3,450,000

(1) Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”
(2) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.